EXHIBIT 10.58
LOAN AGREEMENT
     THIS LOAN AGREEMENT (“Agreement”) is made this 15th day of June, 2009, by and between Pinnacle National Bank (“Pinnacle”) and Harvey White (“Employee”).
     WHEREAS, Employee has accepted employment by Pinnacle as a Chairman and the Employee is in need of loan proceeds in order to transition to the employ of Pinnacle.
     WHEREAS, Pinnacle and Employee believe it to be mutually advantageous for Pinnacle to lend the proceeds to the Employee and require the Employee to repay such funds back to Pinnacle and the Employee to borrow said funds from Pinnacle and for the Employee to agree to repay such funds to Pinnacle upon the terms and conditions hereafter set forth:
     NOW THEREFORE, the parties hereto agree as follows:
1.	Pinnacle will lend to Employee in the amount of $50,000 (Fifty thousand dollars), subject to a personal guaranty of repayment by the Employee. This Agreement and any monies lent hereunder shall not be assignable by Employee by voluntary or involuntary assignment or by operation of law including, without limitation, garnishment, attachment or other creditors’ process. The loan proceeds hereunder are specifically conditioned on Pinnacle’s ability to lend without interference from Employee’s creditors. At the discretion of Pinnacle, the Employee may be asked to provide annual financial statements.

2.	The loan shall be repaid in equal annual installments of 34% of the total amount noted in Item 1 above for the next 3 (three) years payable on the annual anniversary date of this Agreement. Additionally, each installment will include interest accrued at the Applicable Federal Rate as of the date of this agreement on the balance owed Pinnacle (Federal mid-term rate is 2.25%).

If Employee’s employment with Pinnacle terminates for any reason, whether involuntary or voluntary, including without limitation for death or disability (such event hereinafter referred to as “Termination”), then the balance of the loan plus any accrued and unpaid interest shall become due immediately.

3.	If Termination occurs, the amount due under Paragraph 2 shall be automatically and immediately due and payable by Employee (or Employee’s estate as applicable, which collectively hereinafter shall be referred to as “Employee”) to Pinnacle without notice, presentment, demand, protest or other action of any kind, all of which are expressly waived by Employee.

4.	If Termination occurs, Pinnacle shall have the right, without giving notice, to withhold or offset any salary, commissions, other compensation, or any other monies or assets due to Employee, or any funds, assets or securities that Employee maintains in any accounts at Pinnacle and to apply the same to any amounts due under Paragraph 2. Employee shall remain liable for the balance of any amount that remains due.

5.	If Termination occurs and amounts due under this Agreement are not paid by Employee, Employee shall pay to Pinnacle on demand all costs and expenses incurred in collecting amounts due under this Agreement, including attorney’s fees.

6.	In consideration of Employee’s employment as a Chairman, the amounts to be loaned under this Agreement, the Employee’s eligibility to earn certain bonus amounts as set forth in that certain Bonus Agreement between the parties of even date herewith, and other good and valuable consideration, Employee further agrees:
a.	All records, documents and information concerning the business of Pinnacle (“Records”) are and shall remain the confidential and exclusive property of Pinnacle. Records include, but are not limited to, Pinnacle’s books and records; holding or customer book pages; the names, addresses, telephone numbers, assets and obligations of Pinnacle’s clients; computer software or hardware used by Employee or made available for Employee’s use at Pinnacle; any documents or computer programs prepared or generated by the use of Records; and all training materials that Employee receives. Records include the original and copies thereof, whether in hard copy or computer software format. Employee will not remove any Records from the premises of Pinnacle either in original, duplicated or copied form and Employee will not disclose or otherwise transmit to any third party any information contained in such records except in the ordinary course of conducting business for Pinnacle.

Notwithstanding the foregoing, in the event of Termination, if all sums due under this Agreement are paid in full, Employee shall be permitted under Pinnacle’s supervision to obtain photocopies of Employee’s holding pages and the most recent monthly statements for all accounts handled exclusively by Employee at the time of Employee’s Termination.

b.	For a period as long as any amounts are due under this Agreement or for a period of six (6) months from the date of Termination, whichever period is longer, Employee will not solicit or attempt to solicit by any means, directly or indirectly, any of Pinnacle’s clients whom Employee served or whose names became known to Employee while in the employ of Pinnacle with respect to securities or any other business in which Pinnacle is targeted. The provisions of this sub-paragraph (b) shall not apply to Employee’s solicitation of Employee’s immediate or extended family, and the provisions of this sub-paragraph (b) shall not apply in the event that Employee’s employment is terminated by Pinnacle without cause. For the purposes of this sub-paragraph (b), “cause” shall be defined as (1) the willful and continued failure of Employee to perform substantially the duties reasonably assigned, or (2) the Employee’s engaging in illegal conduct or misconduct that is injurious to Pinnacle’s business or reputation.

c.	For a period as long as any amounts are due under this Agreement or for a period of six (6) months from the date of Termination, whichever period is longer, Employee will not act or engage, directly or indirectly, as a registered representative, account executive, or in any other sales or managerial capacity in the securities business at any location within a radius of thirty (30) miles of any Pinnacle office in which Employee worked within the year immediately preceding Employee’s Termination. The provisions of this sub-paragraph (c) shall not apply in the event that Employee’s employment is terminated by Pinnacle without cause. For the purposes of this sub-paragraph (c), “cause” shall be defined as (1) the willful and continued failure of Employee to perform substantially the duties reasonably assigned, or (2) the Employee’s engaging in illegal conduct or misconduct that is injurious to Pinnacle’s business or reputation.
7.	Employee acknowledges that monetary damages for the breach of Employee of any undertaking contained in Paragraph 6(a), (b) or (c) of this Agreement will be inadequate and agrees that Pinnacle will be entitled to preliminary and permanent injunctive relief in addition to any other legal remedies that may be available to it.

8.	The parties understand and agree that this Agreement shall not be and is not to be construed as a contract of for a specific term or duration of employment. Pinnacle maintains an employment-at-will policy. Just as employees are free to end their employment with Pinnacle at any time for any reason, Pinnacle is free to end the employment relationship with any employee at any time for any reason.

9.	Employee understands that in the event of Termination, Employee is not entitled to receive any further commissions, bonuses, overrides, trails, finder’s fees or any other compensation which Employee would have earned later had Employee remained in the employ of Pinnacle, other than such amounts as Employee already has earned as of the effective date of Termination and due on transactions that occurred during the month immediately preceding the termination of Employee’s employment.

10.	Employee agrees that any controversy or dispute arising under this Agreement, or out of Employee’s employment by Pinnacle (including, but not limited to, claims arising under the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 and analogous state statutes) shall be submitted for arbitration upon demand of either party in accordance with the rules of the Financial Industry Regulatory Authority or the New York Stock Exchange, Inc., provided, however, that in the event of a breach of any undertaking contained in Paragraph 6(a), (b) or (c) of this Agreement, Pinnacle shall be entitled to apply for and obtain from any state or federal court the injunctive relief provided for in Paragraph 7 of this Agreement before or after the commencement of any arbitration proceeding, such relief to be afforded to Pinnacle pending the decision of the arbitrators.

11.	The parties agree that in the event any controversy or dispute arising under this Agreement, or out of Employee’s employment by Pinnacle is determined to be ineligible for arbitration, NEITHER PARTY SHALL NOT EXERCISE ANY RIGHTS IT MAY HAVE TO ELECT OR DEMAND A TRIAL BY JURY. THE EMPLOYEE AND PINNACLE HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY. The Employee acknowledges and agrees that this provision is a specific and material aspect of the agreement between the parties and that Pinnacle would not enter into this Agreement with Employee if this provision were not part of the Agreement.

12.	This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Tennessee.

13.	This Agreement is binding on Employee, Employee’s estate and those with authority to act on Employee’s behalf. It is also binding on any organization that may succeed Pinnacle’s interests.

14.	Pinnacle’s failure to enforce a breach of this Agreement will not constitute a waiver of Pinnacle’s right to enforce any other breach of this Agreement.

15.	If any part of this Agreement shall be held invalid or unenforceable, that part shall be deemed modified as necessary to make it effective and the remaining provisions of this Agreement shall remain in effect.

16.	Employee understands that Pinnacle is relying on the representations and agreements evidenced herein and that this Agreement incorporates the entire understanding between Employee and Pinnacle on the subject matter herein and may not be changed except by a writing signed by a duly authorized officer of Pinnacle and Employee.

17.	Employee acknowledges that Employee was given the opportunity to read this Agreement and to seek the assistance of counsel before Employee decided to join Pinnacle and to sign this Agreement.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first hereinabove written.

/s/ Harvey White	/s/ Robert A. McCabe, Jr.

EMPLOYEE	PINNACLE NATIONAL BANK

By (please print): Robert A. McCabe, Jr.

/s/ Nathan A. Hunter	/s/ Lisa Hunley

Witness	Witness